Filed Pursuant to Rule 433
Registration Statement No. 333- 159960
FINAL TERM SHEET
Popular, Inc.
40,000,000 Depositary Shares, each representing 1/40th of a share of Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D

General

Issuer:	Popular, Inc.

Ticker/Exchange:	BPOP / Nasdaq Stock Market

Last sale price of common stock on April 13, 2010:	$3.50

Contingent Convertible Perpetual Preferred Offering

Securities offered:	40,000,000 Depositary Shares, each representing 1/40th of a share of Contingent Convertible Perpetual Non- Cumulative Preferred Stock, Series D.

Over-allotment option:	Up to 6,000,000 additional Depositary Shares

Mandatory Conversion:	Each share of Preferred Stock represented by the Depositary Shares will automatically convert into 333.3333 shares of common stock (a conversion price of $3.00 per share of common stock), subject to anti-dilution adjustments, on the fifth business day after which Shareholder Approval has been received.

Price to public:	$25.00 per Depositary Share

Underwriting discounts and commissions:	$1.0625 per Depositary Share

CUSIP:	733174502

ISIN:	PR7331745021

Listing:	The Issuer intends to apply to list the Depositary Shares representing the Preferred Stock on the Nasdaq Stock Market under the symbol “BPOPC”

Other Offering Information

Trade date:	April 13, 2010

Settlement date:	April 19, 2010

Representatives of the underwriters:	Morgan Stanley & Co. Incorporated

Underwriters:	Morgan Stanley & Co. Incorporated
Keefe, Bruyette & Woods, Inc.
Popular Securities, Inc.
UBS Securities LLC
Popular, Inc. has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the preliminary prospectus supplements dated April 12, 2010, the accompanying prospectus dated June 12, 2009 and other documents we have filed with the SEC for more complete information about Popular, Inc. and this offering. You may obtain these documents and other documents Popular, Inc. has filed for free by visiting the SEC’s web site at www.sec.gov. Alternatively, Popular, Inc., any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplements and accompanying prospectus if you request them by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, email: prospectus@morganstanley.com.
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